EXHIBIT 11


                              THACKERAY CORPORATION

                   STATEMENT RE COMPUTATION OF PER SHARE DATA

              FOR THE YEARS ENDED DECEMBER 31, 2003, 2002 and 2001



                                BASIC AND DILUTED
                                -----------------

                                                             2003                    2002                2001
                                                             ----                    ----                ----
Shares outstanding during the year                       5,107,401               5,107,401            5,107,401

Net income (loss) attributable to common stock           $(383,000)            $(1,349,000)        $(3,552,000)


Net income (loss) per share                                  $(.07)                  $(.26)              ($.70)
                                                             ======                  ======              ======